PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 10, 2019 by and among HomeStreet, Inc., a Washington corporation (the “Company”), on the one hand, and Blue Lion Opportunity Master Fund, L.P., a limited partnership formed under the laws of the Cayman Islands (“Blue Lion”), Roaring Blue Lion Capital Management, L.P., a Delaware limited partnership, Roaring Blue Lion, LLC, a Texas limited liability company, BLOF II LP, a Delaware limited partnership (“BLOF”), Charles W. Griege, Jr., an individual, and Ronald K. Tanemura, an individual (the foregoing, together with Blue Lion, and collectively with each of their respective Affiliates, the “Investor Group”), on the other hand.
WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to certain matters, as provided for in this Agreement;
WHEREAS, the Investor Group directly and/or beneficially owns 1,692,401 shares of the issued and outstanding common stock of the Company (“Company Shares”); and
WHEREAS, the Investor Group desires to sell, and the Company desires to purchase, free and clear of any and all Liens, all of the Company Shares beneficially owned by the Investor Group.
NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1    Purchase and Sale. On the date of Closing (the “Closing Date”), upon the terms and subject to the conditions of this Agreement, the Investor Group agrees to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from the Investor Group, 1,692,401 Company Shares, representing all of the Company Shares beneficially owned by the Investor Group, (the “Purchased Shares”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).

Section 1.2    Per Share Purchase Price; Escrow. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall, on the Closing Date, pay to the Investor Group a cash purchase price of $31.16, without interest (the “Per Share Purchase Price”), for each Company Share purchased by the Company from the Investor Group under this Agreement.

Section 1.3    Closing Matters.

(a)Closing.

(i)The closing of the purchase and sale of the Purchased Shares (the “Closing”) and the Company’s and the Investor Group’s respective obligations under Section 1.1 and Section 1.2, as applicable, shall be conditioned on the satisfaction or written waiver of the following conditions (collectively, the “Closing Conditions”): (A) the Company shall have received an approval or non-objection (which does not contain any material conditions) in respect of the purchase of the Purchased Shares from the Federal Reserve Bank of San Francisco or the Board of Governors of the Federal Reserve System (collectively, the “Federal Reserve”); (B) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition shall have been issued, enacted or promulgated by a court or other governmental or regulatory authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder; (C) the representations and warranties of the other party set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date; and (D) timely performance by the other party in all material respects of all of its obligations under this Agreement required to be performed prior to or at the Closing.

(ii)In the event the Closing does not occur by July 12, 2019, either the Company or the Investor Group shall be permitted to terminate this Agreement by giving written notice to the other party in accordance with Section 5.2. If this Agreement is terminated in accordance with this Section 1.3, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination.

(b)Closing Deliveries.

(i)On the Closing Date, in accordance with Section 1.2, the Company shall deliver or cause to be delivered to the Investor Group (A) documentary evidence of an approval or non-objection (which does not contain any material conditions) in respect of the purchase of the Purchased Shares from the Federal Reserve and (B) an amount equal to the total of the Per Share Purchase Price multiplied by the number of Purchased Shares (as set forth in Sections 1.1 and 1.2 hereof) by wire transfer of immediately available funds to such accounts as Blue Lion, on behalf of the members of the Investor Group, has specified in writing on or prior to the Closing Date.

(ii)On the Closing Date, the Investor Group shall (A) deliver or cause to be delivered to the Company the certificates, if any, representing the Purchased Shares, duly and validly endorsed or accompanied by stock powers duly and validly executed, or (B) in lieu of any such certificates, the Investor Group may arrange for an appropriate electronic transfer (including through Deposit and Withdrawal at Custodian (“DWAC”)) of the Purchased Shares to one or more accounts designated by the Company, in the case of each of (A) and (B), sufficient to convey to the Company good, valid and marketable title in and to the Purchased Shares, free and clear of any and all Liens.

ARTICLE II

COVENANTS

Section 2.1    Standstill. Effective from the date hereof and continuing until the date that is three years after the date hereof (the “Restrictive Period”), except as otherwise provided in this Agreement, without the prior written consent of the board of directors of the Company (the “Board”), no member of the Investor Group shall, and they shall instruct their Affiliates not to, directly or indirectly (in each case, except as permitted or required by this Agreement):

(a)    (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 2.0% or more than of the then-outstanding Company Shares in the aggregate (the “Ownership Cap”); or (ii) sell its Company Shares, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the U.S. Securities and Exchange Commission (the “SEC”)), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5.0% or more of the Company Shares outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of 5.0% or more of the Company Shares outstanding at such time;

(b)    (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any shareholder meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any shareholder proposal for consideration at, or other business brought before, any shareholder meeting; or (v) knowingly initiate, encourage or participate in any “withhold”, “vote no” or similar campaign with respect to any shareholder meeting;

(c)    form, join or in any way knowingly or intentionally participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any shareholder proposal or other business brought before any shareholder meeting (other than with the members of the Investor Group or one or more of their Affiliates and Associates who are instructed to comply by the terms and conditions of this Agreement);

(d)    deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e)    seek publicly, alone or in concert with others, to amend any provision of (i) the Company’s Second Amended and Restated Articles of Incorporation (as amended and as may be further amended from time to time), or (ii) the Company’s Amended and Restated Bylaws (as amended and as may be further amended from time to time);

(f)    demand an inspection of the Company’s books and records;

(g)    engage or continue to engage or use any private investigations firm or other person to investigate any of the Company’s directors, officers or employees or any of the Company’s Representatives, or use any report or findings from such firm or person;

(h)    (i) make any public or private proposal with respect to or (ii) make any public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(i)    knowingly initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(j)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses or (iv) preparation, filing or submission of any notice of change in control application under federal or state law;

(k)    enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(l)    publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(m)    take any action challenging the validity or enforceability of this Section 2.1 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

For the avoidance of doubt, in the event any member of the Investor Group acquires Company Shares subsequent to the Closing Date and in accordance with the terms of this Agreement, nothing herein shall restrict, in and of itself, members of the Investor Group or its Representatives from having access to any or meeting with the Company or its Representatives at any brokerage, financial services, or any similar industry conferences or public events sponsored by the Company.
Section 2.2    Mutual Non-Disparagement. During the Restrictive Period, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to make any public statement about the other party, the other party’s current or former Representatives (in their capacity as such), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ or controlled Affiliates’ current or former Representatives (in their capacity as such) including the business. The restrictions in this Section 2.2 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

Section 2.3    Public Announcement; Public Filings.

(a)No later than two (2) Business Days following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor the members of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b)No later than two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the members of the Investor Group and their Representatives.

(c)No later than two (2) Business Days following the date of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

Section 2.4    Dividends. The Company shall, with respect to any dividends having a record date on or following the date hereof in respect of the Purchased Shares, be entitled to receive, when paid by the Company, any such dividends.

Section 2.5    Mutual Releases.

(a)In exchange for the valuable consideration set forth above, each member of the Investor Group, hereby unconditionally and irrevocably releases, acquits and forever discharges each of the Company Parties of and from any and all manner of action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs and expenses, of any nature whatsoever, including but not limited to False Claims Act claims, Qui Tam claims, breaches of fiduciary duty, violations of securities laws and regulations; violations of banking laws and regulations, derivative shareholder claims, private attorney general claims, known or unknown, fixed or contingent, liquidated or unliquidated, direct or indirect, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release (i) any rights or duties of any Investor Group Party under this Agreement or (ii) any claims or causes of action that any Investor Group Party may have for the breach or enforcement of any provision of this Agreement. “Investor Group Parties” means each member of the Investor Group and their respective former and current principals (in their capacities as such), former and current employees (in their capacities as such), former and current partners (in their capacities as such), heirs, estates, trustees, beneficiaries, successors, assigns, insurers and Representatives (in their capacities as such), and “Company Parties” means the Company and its predecessors, successors, former and current officers (in their capacities as such), former and current directors (in their capacities as such), former and current employees (in their capacities as such), stockholders (in their capacities as such), insurers, assigns and Representatives (in their capacities as such).

(b)In exchange for the valuable consideration set forth above, the Company, on behalf of itself and the Company Parties, hereby unconditionally and irrevocably releases, acquits and forever discharges each of the Investor Group Parties of and from any and all manner of action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs and expenses, of any nature whatsoever, known or unknown, fixed or contingent, liquidated or unliquidated, direct or indirect, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release (i) any rights or duties of any Company Party under this Agreement or (ii) any claims or causes of action that any Company Party may have for the breach or enforcement of any provision of this Agreement.

(c)Each party represents and warrants that such party has not heretofore transferred or assigned, or purported to transfer or assign, to any Person any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties represents and warrants that neither such party nor any assignee of such party has filed any lawsuit or other action against the other party that is currently pending.

(d)Each party waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) that may have the effect of limiting the releases in this Section 2.5. Without limiting the generality of the foregoing, each party acknowledges that there is a risk that the damages and costs that such party believes such party has suffered or will suffer may turn out to be other than or greater than those now known, suspected or believed to be true. Facts on which each party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each party acknowledges that in entering into this Agreement, such party has expressed that such party agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions and causes of action. Each party acknowledges and agrees that the releases and covenants provided for in this Section 2.5 are binding, unconditional and final as of the date hereof.
Section 2.6    No Litigation. During the Restrictive Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives (in their capacities as such), to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR GROUP

Each member of the Investor Group (other than Ronald K. Tanemura, who hereby makes the following representations and warranties to the Company solely for himself) hereby, jointly and severally with respect to each other member of the Investor Group (other than Ronald K. Tanemura), makes, the following representations and warranties to the Company:
Section 3.1    Existence; Authority. Each member of the Investor Group that is not a natural person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each member of the Investor Group has all requisite competence, power and authority to execute and deliver this Agreement to which such member is or will be a party, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement to which such member is or will be a party.

Section 3.2    Enforceability. This Agreement has been duly and validly executed and delivered by each member of the Investor Group and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each member of the Investor Group hereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3    Ownership. Each of the members of the Investor Group set forth on Schedule I hereto is the sole record and/or beneficial owner, as applicable, of the Purchased Shares set forth opposite its or his name, free and clear of any and all Liens other than general pledge agreements that may be applicable in connection with prime brokerage or similar arrangements entered into by a member of the

Investor Group, which shall not restrict obligations of the Investor Group under this Agreement, including, but not limited to, selling the Purchased Shares to the Company in accordance with this Agreement. Other than the Purchased Shares set forth opposite such members’ name on Schedule I hereto, no member of the Investor Group is the record or beneficial owner of any Company Shares. Each member of the Investor Group set forth on Schedule I hereto has full power and authority to transfer full legal ownership of its respective Purchased Shares to the Company, and no member of the Investor Group is required to obtain the approval of any person or governmental or regulatory authority or organization to effect the sale of the Purchased Shares. The entire direct or indirect beneficial ownership of the Investor Group in the Company is 1,692,401 Company Shares. Schedule I is true, correct and complete with respect to the direct and indirect beneficial ownership of each member of the Investor Group set forth therein.

Section 3.4    Good Title Conveyed. The stock certificates and stock powers, if any, executed and delivered by, or DWAC transfer in lieu of such stock certificates made by, the Investor Group at the Closing will be valid and binding obligations of the Investor Group, enforceable in accordance with their respective terms, and vest in the Company good, valid and marketable title to all Purchased Shares purchased by the Company, free and clear of any and all Liens.

Section 3.5    No Conflict. The execution and delivery by each member of the Investor Group and the performance by each member of the Investor Group of its or his obligations hereunder and compliance by each member of the Investor Group with all of the provisions hereof and the consummation by each member of the Investor Group of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which any member of the Investor Group is a party, (b) if such member is an entity, shall not result in any violation or breach of any provision of the organizational documents of such member and (c) shall not conflict with or result in any violation of any law applicable to such member or any of such member’s properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of such member to perform its or his obligations under this Agreement.

Section 3.6    Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of any member of the Investor Group, threatened against such member that could impair the ability of any member of the Investor Group to perform its or his obligations hereunder or to consummate the transactions contemplated hereby to which it or he is a party, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of such member to perform its or his obligations under this Agreement.

Section 3.7    Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over any member of the Investor Group is required in connection with the execution, delivery and performance by such member of this Agreement or the consummation by such member of any transactions contemplated hereby to which such member is a party.

Section 3.8    Other Acknowledgments.

(a)    Each member of the Investor Group hereby represents, warrants and acknowledges that it or he is a sophisticated investor and that it or he knows that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to the Investor Group’s decision to sell the Purchased Shares or otherwise materially adverse to the Investor Group’s interests. Each member of the Investor Group acknowledges and agrees that the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by applicable law, any and all claims and causes of action it or he has or may have against Company and its Affiliates, officers, partners, directors, employees, agents and Representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

(b)    Each member of the Investor Group further represents that it or he has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, none of the members of the Investor Group are relying on the Company (or any agent or Representative thereof). Each member of the Investor Group has carefully considered and, to the extent it or he believes such discussion is necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each member of the Investor Group acknowledges that none of the Company or any of its partners, directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c)    The members of the Investor Group are “accredited investors” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The sale of the Purchased Shares by the Investor Group (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Investor Group.

(d)    The Company is relying on the representations, warranties and acknowledgments made by each member of the Investor Group in this Section 3, and the Company would not have entered into this Agreement in the absence of such representations, warranties and acknowledgments.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS AND THE COMPANY

The Company hereby makes the following representations and warranties to the Investor Group:
Section 4.1    Existence; Authority. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. The Company, has all requisite organizational power and authority, subject to the Company’s receipt of an approval or non-objection (which does not contain any material conditions) in respect of the purchase of the Purchased Shares from the Federal Reserve, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

Section 4.2    Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Investor Group, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3    Absence of Litigation. As of the date hereof, other than as described in the Company’s public filings with the SEC, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

Section 4.4    No Conflict. The execution and delivery by the Company and the performance by the Company of its obligations hereunder and compliance by the Company with all of the provisions hereof and the consummation by the Company of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which the Company is a party, (b) shall not result in any violation or breach of any provision of the organizational documents of the Company and (c) shall not conflict with or result in any violation of any law applicable to the Company or any of its properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

Section 4.5    Consents and Approvals. Subject to the Company’s receipt of an approval or non-objection (which does not contain any material conditions) in respect of the purchase of the Purchased Shares from the Federal Reserve, no consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over the Company is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any transactions contemplated hereby to which it is a party.

ARTICLE V

MISCELLANEOUS

Section 5.1    Survival. Each of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement. Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement contained in this Agreement. Except as expressly set forth in this Agreement, no party has made any representation, warranty, covenant or agreement and the parties expressly disclaim reliance on any extra contractual statement or omissions.

Section 5.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given)

by hand delivery, email, facsimile, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:
If to the Company:
HomeStreet, Inc.
601 Union Street, Suite 2000
Seattle, WA 98101
Attn: Godfrey B. Evans
Facsimile: (206) 389-7703
Email: godfrey.evans@homestreet.com

With a copy to (which shall not constitute notice):
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: Kai H. E. Liekefett
Beth E. Berg
Facsimile: (212) 839-5599
Email: kliekefett@sidley.com
bberg@sidley.com

If to any member of the Investor Group:
c/o Roaring Blue Lion Capital Management, L.P.
8115 Preston Road, Suite 550
Dallas, TX 75225
Attn: Charles W. Griege, Jr.
Email: chuck@bluelioncap.com

With a copy to (which shall not constitute notice):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn: Eleazer Klein
Facsimile: (212) 593-5955
Email: eleazer.klein@srz.com

Section 5.3    Certain Definitions. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any during the Restrictive Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group;

(b) the terms “beneficial ownership” or “beneficially owned” shall have the meanings set forth in Rule 13d-3 under the Exchange Act; (c) the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (d) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (e) the term “Representatives” means: (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, financial, legal or other advisors, insurance carriers, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (e) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party; and (f) the Company and the Investor Group will be referred to herein individually as a “party” and collectively as “parties.”

Section 5.4    Specific Performance. The Company, on the one hand, and each member of the Investor Group, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 5.5    Expenses. All fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 5.6    Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 5.7    Waiver. Any waiver of any term or condition of this Agreement must be in writing and signed by the party to be charged. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.8    Severability. If any term, provision, covenant or restriction of this Agreement is held by a Washington Court to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding.

Section 5.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, this Agreement

(and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.10    Entire Agreement; Amendments; Third Party Beneficiaries. This Agreement (including any Schedules and any Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth in the following sentence, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby designate: (a) each Company Party that is not a party to this Agreement as a third party beneficiary of Section 2.5(a) and Article V; and (b) each Investor Group Party that is not a party to this Agreement as a third party beneficiary of Section 2.5(b) and Article V. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.11    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington without regard to its choice of law principles to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 5.13    Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of Washington State located in King County (including but not limited to the federal or state courts located in King County in the State of Washington) (as applicable, the “Washington Courts”), and any appellate court from any decision thereof, in any Legal Proceeding with respect to the subject matter of this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Legal Proceeding shall be heard and determined in the Washington Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding with respect to the subject matter of this Agreement or the negotiation, execution or performance of this Agreement in the Washington Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court and (d) agrees that a final non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties waive any right to a trial by jury with respect to any Legal Proceeding.

Section 5.14    Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.15    Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.16    Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

COMPANY
HOMESTREET, INC.

By:	/s/ Mark K. Mason
Name: Mark K. Mason
Title: Chairman, President & CEO

[Signature Page to Purchase Agreement]

INVESTOR GROUP

BLUE LION OPPORTUNITY MASTER FUND, L.P. By: Roaring Blue Lion Capital Management, L.P., its investment manager By: /s/ Charles W. Griege Name: Charles W. Griege, Jr. Title: Managing Partner
BLOF II LP By: Roaring Blue Lion Capital Management, L.P., its investment manager By: /s/ Charles W. Griege Name: Charles W. Griege, Jr. Title: Managing Partner
ROARING BLUE LION CAPITAL MANAGEMENT, L.P. By: /s/ Charles W. Griege Name: Charles W. Griege, Jr. Title: Managing Partner
ROARING BLUE LION, LLC By: /s/ Charles W. Griege Name: Charles W. Griege, Jr. Title: Managing Partner
/s/ Charles W. Griege Charles W. Griege, Jr. /s/ Ronald K. Tanemura Ronald K. Tanemura

[Signature Page to Purchase Agreement]

Schedule I

SHARE OWNERSHIP

Member of the Investor Group	Purchased Shares
Blue Lion Opportunity Master Fund, L.P.	301,886 (including 1,000 Purchased Shares held in record name)
BLOF II LP	1,375,515
Ronald K. Tanemura	15,000

Exhibit A

PRESS RELEASE